EXHIBIT 99.1

PRESS RELEASE

For Immediate Release

Protocall Names Founder Bruce Newman as President and Chief Executive Officer.

COMMACK, N.Y., May 25, 2006 – Protocall Technologies Incorporated (OTC BB: PCLI) http://www.protocall.com/ today announced that Bruce Newman, the company founder and a member of the board of directors, has assumed the post of President and Chief Executive Officer, effective immediately. Mr. Newman succeeds former Chief Executive Officer Donald J. Hoffmann, who will continue in an advisory capacity with Protocall.

“As the leader in digital on-demand technology for retailers, Protocall is poised to take advantage of substantial opportunities for new growth and Bruce has the experience and vision to capitalize on these new growth areas,” said Peter Greenfield, chairman of the board of directors for Protocall. “We are fortunate that Don has agreed to remain available to us as an advisor as we move into a new phase for the company.”

Protocall to Focus on Developing Opportunities in Entertainment DVD Market

Protocall, whose TitleMatch™ system offers the ability for retailers to have 100 percent in-stock availability from a virtual inventory of CD and DVD digital media products, intends to build on its success in the retail software market by focusing on developing opportunities for entertainment DVDs, including movies, television shows and music.

“I am very excited about returning to the day-to-day management of Protocall, as we move toward several new and very promising business opportunities with DVD movies and TV content,” said Mr. Newman. “Our technology offers cost efficiencies for retailers and content owners, and more choice and availability for the consumer.”

Protocall currently has licensing agreements with more than 200 software publishers covering more than 1,200 titles and is actively working with a number of major movie studios to offer their television and movie content through the TitleMatch system, Mr. Newman said.

“We see substantial opportunities for new growth in the entertainment DVD market,” Mr. Newman stated. “Our experience with virtual inventory systems in the software market has demonstrated the significant opportunity that our on-demand system offers our retail clients and content owners. We now intend to focus our efforts on taking full advantage of the possibilities offered by the entertainment market.”

Protocall's TitleMatch virtual inventory system enables walk-in and Internet retailers, as well as, content owners, to increase product availability at the point of sale while reducing their dependence on physical inventories, one of the industry's largest cost categories.

Mr. Newman has over 20 years of hands-on entrepreneurial experience in building successful, high margin technology companies. In 1998, he founded Protocall Technologies Incorporated, which developed the world’s first secure electronic delivery system for on-demand production of fully packaged digital media products. Mr. Newman served as President and Chief Executive Officer of Protocall until June 2005, and now reassumes both those positions in addition to serving on the company’s board of directors.

During Mr. Newman’s earlier tenure at Protocall, he assembled the company’s management, product development, operations and sales teams; managed equity financings; and secured first-time ever licensing agreements from Symantec, Intuit, Corel, Atari, Vivendi Universal and many other software companies to reproduce their products at point-of-sale locations. Additionally, Mr. Newman structured first-time electronic distribution deals with CompUSA and other major resellers.

Prior to Protocall, Mr. Newman founded a software distribution company that became one of the world’s largest niche distributors of high-end font software products to the book publishing and professional design industries. Mr. Newman is an inventor of record on two U.S. patents in the area of electronic product delivery and co-author of a book on computer typeface software for professional users.

Filings Update – Annual and Quarterly Report

Protocall is pleased to report the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 was filed this morning. With the Annual Report filed, Protocall is now in the process of completing its’ Quarterly Report for the first quarter ended March 31, 2006 and expects it to be filed within the next two weeks.

About Protocall Technologies

Protocall Technologies Incorporated is the innovator of on-demand digital content distribution. Its flagship TitleMatch™ virtual inventory system is the industry's standard for on-site production of brand-name software and entertainment CDs and DVDs, for both traditional and Internet retailers. Protocall provides retailers and content owners with specialized systems programming, digital-rights management, content preparation and electronic merchandising services for front- and back-end fulfillment operations. http://www.protocall.com/

----------------------------------------------------------------------

# # #

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in current and periodic reports and other documents filed by Protocall Technologies with the U.S. Securities and Exchange Commission. Protocall Technologies undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

----------------------------------------------------------------------

CONTACT:

Corporate Inquiries:

Bruce Newman

President and CEO

info@protocall.com

Investor Relations:

AGORACOM Investor Relations

AIR (at) agoracom.com

Media Relations:

Lori Teranishi

Van Prooyen Greenfield LLP

lteranishi@vanprooyen.com

510-834-8860

----------------------------------------------------------------------

Source: Protocall Technologies Incorporated